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                     January 8, 2021

       Patrick Pedonti
       Senior Vice President and Chief Financial Officer
       SS&C Technologies Holdings, Inc.
       80 Lamberton Road
       Windsor, CT 06095

                                                        Re: SS&C Technologies
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 001-34675

       Dear Mr. Pedonti:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Mark Beliveau